Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”) is made effective at the Effective Date set forth below between Heska Corporation, a Delaware corporation (“Heska” or the “Company”), and Kevin S. Wilson (“Executive”) and supersedes and replaces in its entirety that certain employment agreement dated as of March 7, 2018 between Heska and Executive (the “Prior Agreement”). Heska and Executive collectively are referred to as the “Parties” and individually as a “Party.”
RECITALS
Executive is currently the Chief Executive Officer and President of Heska. Executive and Heska are parties to the Prior Agreement.
The Prior Agreement will expire by its terms on December 31, 2021 and the Board of Directors of Heska (the “Board”) desires to enter into a new agreement with Executive as Chief Executive Officer and President to replace the Prior Agreement on the terms and conditions set forth below.
Executive and Heska now wish to enter into this Agreement regarding the terms of Executive’s employment, which shall become effective on June 8, 2021 (the “Effective Date”) and supersede the Prior Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and agreements contained herein, the legal sufficiency of which is acknowledged by the Parties, agree as follows:
TERMS
1.Duties and Scope of Employment.
(a)Position and Duties. Executive shall continue to serve as Chief Executive Officer and President of Heska. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within Heska, as will reasonably be assigned to Executive by the Board.
(b)Board Membership. Executive was elected to a one-year term as a Board member at the Company’s Annual Meeting of Stockholders in 2021. At each meeting of Heska’s stockholders when Executive is up for Board election, Heska will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. If elected, Executive will serve on the Board without any additional compensation. At the request of the Board, Executive will also serve on the board of directors or other governing body of any subsidiary of Heska without any additional compensation.
(c)Obligations. During the Term of Agreement (as defined below), Executive will devote all of his business efforts and time (excluding vacation, absence due to illness and similar time off) as well as other such attention, skills, time and business efforts as are necessary to responsibly act as Chief Executive Officer and President of Heska; provided, however, that Executive may continue to perform part-time management activities for Cuattro, LLC, Cuattro Software, LLC and Cuattro Medical, LLC; provided, further, that such services do not adversely affect Executive’s obligations to Heska. For the duration of the Term of Agreement, Executive agrees not to actively engage in any other employment, occupation or consulting activity, for any direct or indirect remuneration, without the prior approval of the Board or the Corporate Governance Committee of the Board; provided, however, that Executive may, without the approval of the Board or the Corporate Governance Committee of the Board, serve in any capacity with any civic, educational or charitable organization, provided, that such services do not interfere with Executive’s obligations to Heska.
2.Term of Agreement.
(a)The period of Executive’s employment under this Agreement is referred to herein as the “Term of Agreement.” Subject to the provisions for earlier termination of employment in Section 6 below, this Agreement will have an initial term commencing on the Effective Date and ending on the fourth anniversary of the Effective Date; provided, however, that on the fourth anniversary of the Effective Date and each anniversary thereafter, the Term of Agreement shall be automatically renewed for an additional one-year period unless either Heska or Executive provide notice of non-renewal of the Term of Agreement at least six months prior to such anniversary; provided, further, however, that either Heska or Executive may terminate Executive’s employment immediately at any time subject to the provisions in Section 6 below.
(b)Executive may be entitled to severance benefits pursuant to Section 6 below, depending upon the circumstances of Executive’s termination of employment. Upon the termination of Executive’s employment for any reason, (i) Executive will be entitled to payment of all accrued but unpaid compensation, expense reimbursements, and other benefits due to Executive through Executive’s termination date under any Heska-provided or paid plans, policies, and arrangements and (ii) Executive agrees to resign from all positions that Executive holds with Heska, including his position as a member of the Board.
3.Compensation.
(a)Base Salary. During the Term of Agreement, Heska will pay Executive an annual salary of $1,000,000 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically in accordance with Heska’s normal payroll practices and will be subject to the usual, required withholdings and deductions. Executive’s Base Salary shall not be subject to change during the Term of Agreement; provided, however, that the Compensation Committee of the Board (the “Committee”) will have the authority, but not an obligation, to consider Base Salary increases for Executive.
(b)Annual Bonus. During the Term of Agreement, Executive will be eligible to participate in the Management Incentive Plan or such other bonus programs as established by the Committee (the “Bonus Plan”), at a target percentage that is no less than 50% of Executive’s Base Salary then in effect (the “Target Bonus”). The actual bonus paid under the Bonus Plan may be higher (up to a maximum of 100% of Executive’s Base Salary then in effect) or lower than the Target Bonus for over or under-achievement of Executive’s performance goals, as determined by the Committee in its sole discretion. The Committee may, in its sole discretion, provide additional discretionary cash bonuses. Bonuses, if any, will accrue and become payable in accordance with the Committee’s standard practices for paying executive incentive compensation; provided, however, that any bonus payable under this Section 3(b) will be payable within two-and-one-half months after the end of the taxable year to which it relates or such longer period as may be permitted by Treasury regulations in order to avoid application of Section 409A of the Internal Revenue Code of 1986 (the “Code”) to such bonuses. Any bonuses paid pursuant to this Section 3(b) will be subject to applicable withholdings and deductions.
(c)Equity Grants.
(i)In General. During the Term of Agreement, Executive will not be eligible to receive periodic equity grants normally made to executives of the Company in the discretion of the Committee from time to time. In lieu of such entitlements to participate in the normal equity programs of the Company, Heska shall make the one-time grants to Executive set forth below.
(ii)Performance-Vesting Option Grant. On the Effective Date, Heska shall grant to Executive (the “Option Grant”) options to purchase 34,800 shares of Heska Common Stock (“Options”), in accordance with the Company’s Equity Incentive Plan (the “Plan”) and pursuant to the terms and conditions of the form of Award Agreement attached hereto as Exhibit A (the “Option Award Agreement”) which shall provide that such Options will vest, subject to the terms and conditions of the Option Award Agreement, based on achievement of stock price hurdles.
(iii)Performance-Vesting Restricted Stock Grants. On the Effective Date, Heska shall grant to Executive 180,000 shares of Restricted Stock (as defined in the Plan) in accordance with the Plan and pursuant to the terms and conditions of the form of Award Agreement attached hereto as Exhibit B (the “RSA Agreement”), which shall provide that such shares of Restricted Stock shall vest, subject to the terms and conditions of the RSA Agreement, based on Heska’s achievement of revenue, gross margin and adjusted EBITDA measures, with 60,000 becoming earned if “target” levels of each performance metric are achieved and an aggregate of 180,000 becoming earned only if “maximum” levels of each performance metric are achieved.
4.Expenses. In addition to the foregoing and subject to Section 5 below, Heska will reimburse Executive for Executive’s reasonable out-of-pocket travel, entertainment, and other expenses, in accordance with Heska’s expense reimbursement policies and practices in effect at the time of the reimbursement request. Executive shall submit such requests not later than 45 days after incurring such expenses.
5.Employee Benefits. Executive will be eligible to participate in other benefits offered to other senior executives of Heska working from a home office and multiple Company locations, including any Company sponsored 401(k) or retirement plan, in accordance with (and subject to the legal limitations on) benefit plans, policies, and arrangements that may exist from time to time. As of the Effective Date, such benefits include an automobile stipend of $700 per month and a general home office and communications stipend of $300 per month; provided, however, that no expense reimbursements provided for under Section 4 shall be duplicative of such stipends.
6.Termination and Severance.
(a)Termination without Cause or for Good Reason Other Than In Connection with a Change of Control. If, at any time, Executive’s employment is terminated by Heska without Cause (as defined below) (and not as a result of Executive’s death or Disability (as defined below)) or by Executive for Good Reason (as defined below), and the termination is not In Connection with a Change of Control (as defined below), Executive will receive the following, subject to conditions and limitations set forth in Section 7:
(i)A payment of an amount equal to 2.0x the sum of (A) Executive’s Base Salary and (B) the Target Bonus for the year of termination, payable in a lump sum within 60 days following the Termination Date.
(ii)Provided that Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Heska shall pay the COBRA premiums for coverage for Executive and Executive’s eligible dependents under Heska’s Benefit Plans (as defined below) for 24 months, or if earlier, until Executive becomes eligible for Medicare or employed by another employer and eligible for coverage under such other employer’s welfare benefit plans (e.g., payments for medical COBRA premiums will cease when Executive becomes eligible for another employer’s medical plan); provided, however, that if Executive ceases to be eligible for COBRA (other than as a result of becoming eligible for Medicare or eligible for coverage under another employer’s plan), Heska shall pay to Executive a lump sum amount equal to (A) 24 less the number of months of COBRA that have previously been provided for as of such date, multiplied by (B) the amount of the COBRA premiums paid in the final month of COBRA eligibility. Executive shall notify Heska immediately upon Executive’s acceptance of employment with another employer.
(b)Termination without Cause or for Good Reason In Connection with a Change of Control. If, at any time, Executive’s employment is terminated by Heska without Cause (and not as a result of Executive’s death or Disability) or by Executive for Good Reason, and the termination is In Connection with a Change of Control, then, subject to the limitations set forth in this Section 7, Executive will receive:
(i)A payment of an amount equal to 2.99x the sum of (A) Executive’s Base Salary and (B) the Target Bonus for the year of termination, payable in a lump sum within 60 days following the Termination Date.
(ii)Provided that Executive timely elects continuation coverage under COBRA, Heska shall pay the COBRA premiums for coverage for Executive and Executive’s eligible dependents under Heska’s Benefit Plans (as defined below) for 36 months, or if earlier, until Executive becomes eligible for Medicare or employed by another employer and eligible for coverage under such other employer’s welfare benefit plans (e.g., payments for medical COBRA premiums will cease when Executive becomes eligible for another employer’s medical plan); provided, however, that if Executive ceases to be eligible for COBRA (other than as a result of becoming eligible for Medicare or eligible for coverage under another employer’s plan), Heska shall pay to Executive a lump sum amount equal to (A) 36 less the number of months of COBRA that have previously been provided for as of such date, multiplied by (B) the amount of the COBRA premiums paid in the final month of COBRA eligibility. Executive shall notify Heska immediately upon Executive’s acceptance of employment with another employer.
(c)Termination due to Death or Disability. If, at any time, Executive’s employment with Heska is terminated as a result of Executive’s death or Disability, then, subject to the limitations set forth in Section 7, Executive will receive:
(i)A payment of an amount equal to a pro-rated portion of Executive’s Target Bonus for the year of termination based on the number of days in such year that Executive was employed by Heska, payable in a lump sum within 60 days following the Termination Date.
(ii)Provided that Executive timely elects continuation coverage under the COBRA, Heska shall pay the COBRA premiums for coverage for Executive and Executive’s eligible dependents under Heska’s Benefit Plans for 24 months, or if earlier, until Executive becomes eligible for Medicare or employed by another employer and eligible for coverage under such other employer’s welfare benefit plans (e.g., payments for medical COBRA premiums will cease when Executive becomes eligible for another employer’s medical plan); provided, however, that if Executive ceases to be eligible for COBRA (other than as a result of becoming eligible for Medicare or eligible for coverage under another employer’s plan), Heska shall pay to Executive a lump sum amount equal to (A) 24 less the number of months of COBRA that have previously been provided for as of such date, multiplied by (B) the amount of the COBRA premiums paid in the final month of COBRA eligibility. Executive shall notify Heska immediately upon Executive’s acceptance of employment with another employer.
(d)Termination without Good Reason or Termination for Cause. If, at any time, Executive’s employment with Heska terminates voluntarily by Executive without Good Reason or is terminated for Cause by Heska, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by Heska to Executive hereunder will terminate immediately (except as to amounts already earned), but Executive will be paid all accrued but unpaid expense reimbursements and other benefits due to Executive through the Termination Date under any Company-provided or paid plans, policies and arrangements, and (iii) Executive will not be entitled to any severance or reimbursement for COBRA premiums.
(e)Excise Tax. In the event that any benefits payable to Executive pursuant to Section 6 of this Agreement (“Termination Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 6(e), would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s Termination Benefits hereunder shall be either (A) provided to Executive in full, or (B) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the

Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local, and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless Heska and Executive otherwise agree in writing, any determination required under this Section 6(e) shall be made in writing in good faith by Heska’s independent accountants. In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to Heska of which benefits Executive chooses to reduce within 10 days after written notice of the accountants’ determination, and Executive has not disputed the accountants’ determination, then Heska shall select the benefits to be reduced. For purposes of making the calculations required by this Section 6(e), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. Heska and Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 6(e). Heska shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 6(e).
7.Conditions to Receipt of Severance; Covenants; No Duty to Mitigate.
(a)Separation Agreement and Release of Claims. The receipt of any severance payments or other benefits pursuant to Section 6 will be conditioned upon Executive signing and not revoking a confidential separation agreement and release of claims in the form attached hereto as Exhibit C with such modifications as Heska shall reasonably make from time to time to comply with applicable law. No severance will be paid or provided if the Executive’s confidential separation agreement and release agreement is not signed and irrevocable within 45 days after the Executive’s termination date. If Executive’s date of termination and the last day of any applicable statutory revocation period could fall in two separate taxable years, regardless of when Executive actually executes and delivers the release, payments will not commence until the later taxable year.
(b)Non-Competition. Executive agrees not to engage in Competition (as defined below) during the Restricted Period (as defined below). The geographic scope of this Section 7(b) is worldwide. If Executive engages in Competition within the Restricted Period and within such geographic scope, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.
(c)Non-Solicitation. Executive agrees that, during the Restricted Period, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturers, or otherwise, (i) will not solicit, induce, or influence any person to modify his or her employment or consulting relationship with Heska or hire or engage any of the Company’s Section 16 officers (the “No-Inducement”), and (ii) will not intentionally divert business away from Heska by soliciting business from any of Heska’s customers and users who would otherwise have placed the solicited order with Heska (the “No Solicit”). The geographic scope of this Section 7(c) is worldwide. If Executive breaches the No-Inducement or

No Solicit within the Restricted Period and within such geographic scope, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.
(d)Remedies. In the event of Executive’s breach of Section 7(b) or 7(c), Heska shall have any and all remedies available to it in law or in equity, including the right to recover any amounts paid under Section 6 of this Agreement and injunctive relief, specific performance, or any other equitable relief to prevent a breach and to secure the enforcement of this Section 7. Injunctive relief may be granted immediately upon the commencement of any such action, and Heska need not post a bond to obtain temporary or permanent injunctive relief.
(e)No Duty to Mitigate. Executive is under no duty or requirement to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
8.Definitions.
(a)Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that Heska sponsors (or participates in) and that immediately prior to the Termination Date provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including financial counseling, disability, life insurance or retirement benefits). A requirement that Heska provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to the Termination Date.
(b)Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (i) conviction of, or entry of a plea of nolo contendere to, any felony crime (including one involving moral turpitude), or any crime which reflects so negatively on Heska to be detrimental to Heska’s image or interests, or any act of fraud or dishonesty that has such equivalent or greater negative reflection upon Heska; (ii) the repeated commitment of insubordination or refusal to comply with any reasonable request of the Board related to the scope or performance of Executives duties; (iii) possession of any illegal drug on Heska premises or being under the influence of illegal drugs or abusing prescription drugs or alcohol while on Heska business, attending Heska-sponsored functions, or on Heska premises; (iv) the gross misconduct or gross negligence in the performance of Executive’s responsibilities which, based upon good faith and reasonable factual investigation of the Board, demonstrates Executive’s unfitness to serve; (v) material breach of Executive’s obligations under this Agreement; or (vi) material breach of any fiduciary duty of Executive to Heska, which results in material damage to Heska or its business; provided, however, that if any occurrence under subsections (ii), (iv), (v), and (vi) may be cured, Heska will provide notice to Executive describing the nature of such event and Executive will thereafter have 30 days to cure such event, and if such event is cured with that 30-day period, then grounds will no longer exist for terminating Executive’s employment for Cause.

(c)Change of Control. For purposes of this Agreement, “Change of Control” has the meaning provided to Change in Control in the Plan.
(d)Competition. For purposes of this Agreement. Executive will be deemed to have engaged in “Competition” if Executive, without the written consent of the Board or an authorized officer of any successor company to Heska, directly or indirectly (i) provides services or assistance in any form to any individual, entity, or company providing veterinary diagnostics products for the companion animal health veterinary industry or imaging diagnostics products or services for the veterinary market worldwide so long as such products comprise more than 5% of such company’s sales (a “Restricted Company”), whether such services or assistance is provided as an employee, consultant, agent, corporate officer, director, or otherwise or (ii) participates in the financing, operation, management, or control of, a Restricted Company. Notwithstanding the foregoing, nothing contained in this Section 8(d) or in Section 7(b) above shall prohibit Executive from being employed or engaged following the Term of Agreement in a corporate function or senior management position (and holding commensurate equity interests) in a division of a Restricted Company, so long as such division is not in any way engaged in providing veterinary diagnostics products for the companion animal health veterinary industry or imaging diagnostics products or services for the veterinary market in the United States and Executive does not directly or indirectly provide services or assistance to any division that does provide veterinary diagnostics products for the companion animal health veterinary industry or imaging diagnostics products or services for the veterinary market in the United States.
(e)Disability. For purposes of this Agreement, “Disability” shall mean that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Executive either (i) is unable to perform the business and professional services in the performance of Executive’s duties, consistent with Executive’s position within Heska, as prior reasonably assigned to Executive by the Board, or (ii) is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Heska employees.
(f)Good Reason.
(i)For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent:
(a)Executive’s authority with Heska is, or Executive’s duties or responsibilities as President, Chief Executive Officer and member of the board of directors of a company that is U.S.-based and publicly traded on U.S. markets are, materially diminished relative to Executive’s authority, duties, and responsibilities as in effect immediately prior to such change;
(b)a material diminution in Executive’s Base Salary as in effect immediately prior to such diminution; provided, that an across-the-board reduction in the base compensation and benefits of all other executive officers of Heska by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying material diminution;
(c)a required relocation of the geographic location of Executive’s principal place of employment away from Executive’s home in the Beaver Creek, Colorado area
(d)any material breach by Heska of any provision of this Agreement; and
(e)any acquiring company fails to assume or be bound by the terms of this Agreement In Connection with a Change of Control.
(ii)The aforementioned occurrences shall not be deemed Good Reason unless Executive gives Heska written notice of the existence of the condition which Executive believes constitutes Good Reason (which notice must be given within 90 days of the initial existence of the condition) and such condition remains uncured for a period of 30 days after the date of such notice. An event of Good Reason shall occur automatically at the expiration of such 30-day period if the relevant condition remains uncured at such time.
(g)In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with Heska is “In Connection with a Change of Control” if Executive’s employment is terminated without Cause or for Good Reason during the period beginning three months prior to a Change of Control and ending 24 months following a Change of Control.
(h)Restricted Period. For purposes of this Agreement, the “Restricted Period” is the period beginning on the Effective Date and ending on: (i) if Executive’s employment with Heska is terminated by Heska for Cause or by Executive without Good Reason, (A) for purposes of Section 7(b), the Termination Date, and (B) for purposes of Section 7(c), the first anniversary of the Termination Date, (ii) if Executive’s employment with Heska is terminated by Heska without Cause, by Executive for Good Reason or as a result of Executive’s death or Disability that is not In Connection with a Change of Control, the second anniversary of the Termination Date, or (iii) if Executive’s employment with Heska is terminated by Heska without Cause, by Executive for Good Reason or as a result of Executive’s death or Disability that is In Connection with a Change of Control, the third anniversary of the Termination Date.
(i)Termination Date. For purposes of this Agreement, the “Termination Date” is the date that Executive’s employment with Heska terminates hereunder.
9.Confidential Information. Executive acknowledges that Executive has executed Heska’s standard employee Confidential Information and Invention Agreement (the “Confidentiality Agreement”). During the Term of Agreement, Executive agrees, if requested by Heska, to execute any updated versions of Heska’s form of employee confidential information agreement as may be required of substantially all of Heska’s executive officers.

10.Executive’s Representations and Warranties. Executive represents and warrants that Executive is not a party to any other employment, non-competition, or other agreement or restriction which could interfere with the Executive’s employment with Heska or Executive’s or Heska’s rights and obligations hereunder and that Executive’s acceptance of employment with Heska and the performance of Executive’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which the Executive is party or any duty owed by the Executive to any other person.
11.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being delivered through a nationally recognized overnight courier service, or (c) five business days after the date of mailing if sent certified or registered mail. Notice to Heska shall be sent to its principal place of business with a copy provided by facsimile to the Chair of the Committee, and notice to Executive will be delivered personally or sent to Executive’s last known address provided to Heska.
12.Successors and Assigns. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any Successor (as defined below) of Heska. Any such Successor of Heska will be deemed substituted for Heska under the terms of this Agreement for all purposes. For purposes of this Section 12, “Successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of Heska. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executives right to compensation or other benefits will be null and void.
13.Integration. This Agreement, together with the Confidentiality Agreement, Heska’s stock plans and Executive’s award agreements, represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Prior Agreement. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section 13 and is signed by duly authorized representatives of the Parties hereto. For the avoidance of doubt, nothing herein is intended to modify the terms of Executive’s existing equity award agreements outstanding immediately prior to the Effective Date, including with respect to the vesting, acceleration and forfeiture provisions applicable to such existing equity awards described in Sections 3(c), 6(a)(iii) and 6(b)(iii) of the Prior Agreement.
14.Interpretation. Section titles and headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement.
15.Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
16.Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. The Parties agree that an arbitrator or court of competent jurisdiction shall reform any invalid, illegal or unenforceable provisions to ensure such provisions are effective and valid under applicable law.
17.Tax Matters.
(a)Except as provided in Section 6(e) above, Executive agrees that Executive is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that are reasonably determined to apply to any payment made to Executive hereunder (or any arrangement contemplated hereunder), that Executive’s receipt of any benefit hereunder is conditioned on Executive’s satisfaction or any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed to Executive hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.
(b)Executive acknowledges that no representative or agent of Heska has provided Executive with any tax advice or any nature, and Executive has consulted with Executive’s own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

(c)Executive acknowledges that under Section 83 of the Code, as the shares of Restricted Stock granted under this Agreement vest, the fair value of such shares will be reportable as ordinary income at that time. Executive further understands that instead of being taxed when and as such shares vest, Executive may elect to be taxed as of the date such shares are granted to Executive with respect to the fair value of all such shares on such date. Such election may only be made under Section 83(b) of the Code within 30 days after such date of grant. Executive acknowledges that failure to make this election within the 30-day period will result in the recognition or ordinary income as the shares vest. EXECUTIVE ACKNOWLEDGES THAT IT IS EXECUTIVE’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF EXECUTIVE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON EXECUTIVE’S BEHALF. EXECUTIVE IS RELYING SOLELY ON HIS OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE AN 83(b) ELECTION.
18.Section 409A.
(a)This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) and shall be constructed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed; provided, however, that no such amendment shall materially increase the cost to, or impose any liability on, Heska with respect to any benefits contemplated or provided hereunder. Executive shall, at the request of Heska, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.
(b)If a payment that could be made under this Agreement could be subject to additional taxes and interest under Section 409A, Heska in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive; provided, that such acceleration shall only be permitted to the extent permitted under Treasury Regulation § l.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation § l.409A-3(j)(vii).
(c)No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation § l .409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.
(d)The right to each payment described in this Agreement shall be treated as a right to a series of separate payments and a separately identifiable payment for purposes of Section 409A.

(e)For purposes of Section 6 of this Agreement, “termination” (or any similar term) when used in reference to Executive’s employment shall mean “separation from service” with Heska within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with Heska when, and only when, Executive incurs a “separation from service” with Heska within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.
(f)If Executive qualities as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six months after Executive’s separation from service that, absent the application of this Section 18(f), would be subject to additional tax imposed pursuant to Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) six months after Executive’s separation from service, (ii) Executive’s death, or (iii) such other date as will not result in such payment being subject to such additional tax.
19.Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without regard to conflict of law principles. The Parties hereto each waive their respective rights to a jury trial of any and all such claims and causes or action.
20.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
21.Arbitration; Attorney’s Fees. Subject to Section 7(d) above, if any dispute arises under this Agreement or by reason of any asserted breach or it, or from the Parties’ employment relationship or any other relationship, either Party may elect to have the dispute resolved through arbitration. The arbitration shall be binding and conducted pursuant to the rules of the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and the arbitrator shall allocate the fees and expenses of such arbitration. Regardless of whether the dispute is resolved through arbitration or litigation, the prevailing Party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing or attempting to enforce any of the terms, covenants and conditions, including costs incurred prior to commencement of arbitration or legal action, and all costs and expenses, including reasonable attorneys’ fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions. For purposes of this section, “prevailing Party” includes a Party who agrees to dismiss a suit or proceeding upon the other’s payment or performance of substantially the relief sought.
22.Survival. Notwithstanding any provision of this Agreement to the contrary, Section 22 of the Prior Agreement and Sections 3(c)(v) and 6 through 22 of this Agreement shall survive the expiration or termination or the Prior Agreement and this Agreement.

IN WITNESS WHEREOF, Heska has caused this Agreement to be duly executed by a representative thereunto duly authorized, and Executive has hereunto set Executive’s hand, all as of the Effective Date.
HESKA CORPORATION
/s/ Scott W. Humphrey
Scott W. Humphrey, Chair of the Board
Acting with Authority of the Board in its Entirety
EXECUTIVE
/s/ Kevin S. Wilson
Kevin S. Wilson

Signature Page to
Amended and Restated Employment Agreement

EXHIBIT A
Form of Stock Option Agreement

HESKA CORPORATION
EQUITY INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT
Kevin Wilson
XXXX
XXXX

    You have been granted an option (this “Option”) to purchase Public Common Stock of HESKA CORPORATION (the “Company”):

    Option No.    XXXXXXX
Date of Grant    June 8, 2021
    Exercise Price Per Share    $198.40
    Total Number of Shares Granted    34,800
    Total Price of Shares Granted    $6,904,320
    Type of Option    NQO
    Expiration Date    June 8, 2026
Vesting Schedule:
The Option shall become vested and exercisable as follows: (i) 17,400 of the shares subject to the Option shall become vested and exercisable on the date that the average closing price of a Common Share over a 20 trading day-period equals or exceeds $300 (the “Target Price”) and (ii) 17,400 of the shares subject to the Option shall become vested and exercisable on the date that the average closing price of a Common Share over a 20 trading day-period equals or exceeds $350 (the “Max Price”), subject to your continued status as an Employee or Consultant from the Date of Grant through such dates.

Notwithstanding the foregoing, in the event of a Change in Control, the Option shall vest as follows: (a) the Target Price will be deemed to be achieved, (b) if the per Common Share price in the Change in Control is in excess of the Target Price but less than the Max Price, an additional portion of the Option shall become vested based on linear interpolation between the Target Price and the Max Price, and (c) if the per Common Share price in the Change in Control is equal to or greater than the Max Price, the Option will vest in full, in each case, subject to your continued status as an Employee or Consultant from the Date of Grant through such Change in Control. In addition, in the event the per share Common Price in the Change in Control is less than the Max Price, the Committee may determine, in its sole discretion, to provide for further acceleration.

    By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by both the terms and conditions of the Heska Corporation Equity Incentive Plan and the attached Stock Option Agreement. This Notice of Stock Option Grant may be signed in two counterparts, each of which will be an original, but both of which will constitute one and the same instrument.

OPTIONEE:	HESKA CORPORATION, a Delaware corporation

Signature: /s/ Kevin Wilson Kevin Wilson	By: /s/ Scott W. Humphrey Name: Scott W. Humphrey Chair of the Board Acting with Authority of the Board in its Entirety
Signature Page to
Notice of Stock Option Grant

HESKA CORPORATION
EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT
(Employees and Consultants)
SECTION 1.AWARD.
a.This award (this “Award”) consists of an Option to purchase the number of Common Shares set forth on the Notice of Stock Option Grant (the “Notice”), to which this Agreement is attached, at the Exercise Price per Common Share stated therein, which is not less than 100% of the Fair Market Value per Common Share on the Date of Grant (as defined in the Notice). This Agreement is subject to and shall be construed in accordance with the terms and conditions of the Heska Corporation Equity Incentive Plan (the “Plan”), as now or hereinafter in effect. Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan shall have the meaning specified in the Plan. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.
b.Tax Treatment. This Option is intended to be an NQO, as provided in the Notice.
SECTION 2.VESTING/EXERCISABILITY.
a.This Option vests and becomes exercisable as set forth in the Notice.
b.Fifth Anniversary. No additional portion of the Option shall become vested after the fifth anniversary of the Date of Grant, and any portion of the Option which remains unvested as of such fifth anniversary will be forfeited.
c.Termination of Service. No additional portion of the Option shall become vested after your service as an Employee or Consultant of the Company or a Subsidiary has terminated for any reason other than those expressly outlined herein. For the avoidance of doubt, and notwithstanding anything herein or in the Plan to the contrary, in the event that your service terminates because your status changes from Employee or Consultant to Consultant, Employee or Outside Director of the Company or a Subsidiary, as applicable, such change in status will not be treated as a termination of service for purposes of this Agreement.
SECTION 3.TERM.
a.General. Except as otherwise set forth in this Section 3, this Option expires at the close of business at Company headquarters on the Expiration Date set forth in the Notice.
b.Regular Termination. If your service as an Employee or Consultant of the Company or a Subsidiary terminates for any reason other than due to your death or Disability, this Option will expire at the close of business at Company headquarters on the date that is the earlier of the regular expiration date of the Option or nine months after your termination date; provided, however, that if such termination is a termination without Cause (as defined in your Amended and Restated Employment Agreement with the Company dated June 8, 2021 (the “Employment Agreement”)) or a resignation by you for Good Reason (as defined in the Employment Agreement), in each case, In Connection with a Change of Control (as defined in the Employment Agreement), then this Option will instead expire at the close of business at Company headquarters on the date that is the earlier of the regular expiration date of the Option or 12 months after your termination date. The Company determines when your service terminates for this purpose.
c.Termination Due to Death. If your service as an Employee or Consultant of the Company or a Subsidiary terminates because of your death, then this Option will expire at the close of business at Company headquarters on the date that is the earlier of the regular expiration date of the Option or 12 months after the date of your death.
d.Termination Due to Disability. If your service as an Employee or Consultant of the Company or a Subsidiary terminates due to your Disability, then this Option will expire at the close of business at Company headquarters on the date that is the earlier of the regular expiration date of the Option or 12 months after your termination date.
e.Leaves of Absence (For Employees Only).
(i) Vesting of this Option shall be suspended during any unpaid leave of absence unless continued vesting is required by the terms of the leave or by applicable law.
(ii)For purposes of this Option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the Company approved your leave in writing and if continued crediting of service is required by the terms of the leave or by applicable law.
(iii)Unless you immediately return to active work when the approved leave ends, your service will terminate.
SECTION 4.EXERCISE.
a.Restrictions on Exercise. The Company will not permit you to exercise this Option if the issuance of shares at that time would violate any law or regulation.
b.Notice of Exercise. When you wish to exercise this Option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your Notice of Exercise must specify how many Common Shares you wish to purchase pursuant to the Option. The exercise of the Option will be effective when the Company receives the Notice of Exercise with payment of the Exercise Price. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.
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c.Method of Exercise and Payment. When you submit your Notice of Exercise, you must include payment of the Exercise Price for the Common Shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:
(i)your personal check, a cashier’s check or a money order;
(ii)certificates for Common Shares that you already own, along with any forms needed to effect a transfer of those Common Shares to the Company. The value of the Common Shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price; provided, however, you may not surrender Common Shares in payment of the Exercise Price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes; or
(iii)by net exercise or broker’s cashless exercise procedure, or any other procedures approved by the Committee from time to time.
d.Withholding Taxes and Stock Withholding (For Employees Only). Whenever Common Shares are to be issued pursuant to the exercise of any portion of the Option, the Company or an Affiliate thereof shall, in accordance with Article 15 of the Plan, have the power to withhold, or to require you to remit to the Company or such Affiliate thereof, an amount sufficient to satisfy any federal, state, and local withholding tax requirements, both domestic and foreign, relating to such transaction, and the Company or such Affiliate thereof may defer issuance of the Common Shares until such requirements are satisfied; provided, however, that such amount may not exceed the maximum statutory withholding rate. You will be entitled to satisfy the amount of any such required withholding by having the Company withhold from the Common Shares otherwise issuable upon exercise of the Option a number of Common Shares having a Fair Market Value equal to the amount of such required tax withholdings.
e.Delivery of Common Shares Upon Exercise. As soon as practicable after receipt of the Notice of Exercise and payment in full of the Exercise Price and any applicable taxes and withholdings with respect to any exercisable portion of the Option, but subject to the transfer restrictions set forth herein, the Company will deliver to you (or such other person or entity entitled to exercise this Option) a certificate, certificates or electronic book-entry notation representing the Common Shares acquired upon the exercise thereof, registered in your name (or such other person or entity); provided, that, if the Company, in its sole discretion, determines that, under applicable securities laws, any certificates issued hereunder must bear a legend restricting the transfer of such Common Shares, such certificates shall bear the appropriate legend.
SECTION 5.RESTRICTIONS ON RESALE.
By signing this Agreement, you agree not to sell any Common Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are in service with the Company or a Subsidiary (whether as an Employee, Consultant or Outside Director).
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SECTION 6.TRANSFER OF OPTION.
Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. You may, however, dispose of this Option in your will, by the laws of descent and distribution or through a beneficiary designation. Regardless of any marital property settlement agreement, the Company is not obligated to honor a Notice of Exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.
SECTION 7.MISCELLANEOUS.
a.No Retention Rights. Neither this Option nor this Agreement gives you the right to be employed or otherwise retained by the Company or a Subsidiary in any capacity. The Company or a Subsidiary reserves the right to terminate your service at any time and for any reason or no reason, with or without Cause.
b.No Stockholder Rights. You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this Option by giving the required Notice of Exercise to the Company and paying the Exercise Price and any applicable taxes and withholdings.
c.No Guarantee of Future Awards. This Agreement does not guarantee you the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.
d.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.
e.Entire Agreement. The Notice, this Agreement and the Plan together constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded. This Agreement may be amended only as provided in the Plan.
f.Restatement. Notwithstanding any provision of this Agreement to the contrary, this Option shall be subject to the terms and conditions of this Section 7.6 in the event that the Company issues a restatement of its audited financial statements (a “Restatement”) after any portion of this Option has vested. If any portion of this Option vests and within three years thereafter the Company issues a Restatement, and the Committee determines in its good faith discretion, based on a reasonable estimate of the effect of the Restatement, that there is a reasonable likelihood that the applicable stock price threshold would not have occurred if the results reported in the Restatement had been reported initially, then the corresponding portions of this Option shall be deemed not to have vested. If any portion of this Option is deemed not to have vested pursuant to the foregoing sentence (an “Unearned Grant”) and any portion of the Unearned Grant has been exercised for Common Shares, then you shall either (x) promptly return the Common Shares received upon exercise of the Unearned Grant to the Company or (y) if you have sold such Common Shares, pay to the Company within one year from the date of the corresponding Restatement an amount equal to the proceeds you received from any sale of such
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Common Shares not returned by you pursuant to the foregoing clause (x). For the avoidance of doubt, if any portion of this Option is deemed not to have vested as a result of a Restatement in accordance with this Section 7.6, such unvested portion will remain eligible for vesting on the terms and conditions of this Agreement for the remainder of the vesting periods set forth herein. In addition to the foregoing, your compensation and equity awards shall remain subject to any applicable law (including, without limitation, Section 302 of the United States Sarbanes-Oxley Act and Section 954 of the United States Dodd-Frank Act) or regulation in effect from time to time.

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EXHIBIT B
Form of Restricted Stock Agreement

HESKA CORPORATION
EQUITY INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT
THIS AGREEMENT is made as of the 8th day of June, 2021 (the “Grant Date”) by and between Heska Corporation (the “Company”) and Kevin Wilson (the “Executive”).
In consideration of the mutual covenants and representations herein set forth, the Company and Executive agree as follows:
SECTION 1.GRANT OF RESTRICTED STOCK.
a.Precedence of Plan. This Agreement is subject to and shall be construed in accordance with the terms and conditions of the Heska Corporation Equity Incentive Plan (the “Plan”), as now or hereinafter in effect. Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan shall have the meaning specified in the Plan. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.
b.Grant of Restricted Stock. The Company hereby grants to Executive an aggregate of 180,000 Restricted Shares (the “Shares”), subject to vesting as provided in Section 2, which will only be earned upon achievement of the “maximum” levels of each performance metric. If only “target” levels of each performance metric are achieved, only 60,000 will be earned.
SECTION 2.UNVESTED SHARES SUBJECT TO FORFEITURE.
a.Shares Subject to Forfeiture. The Shares are subject to vesting requirements.
a.    The Shares will vest in accordance with the Vesting Schedule attached as Attachment 1.
b.    In the event of a Change in Control prior to the vesting of all Shares, subject to Executive’s continuous employment through the date of such Change in Control, the Shares shall vest as follows: (i) the “target” level of each performance metric set forth in the Vesting Schedule will be deemed to be achieved, (ii) if actual performance measured as of the date of such Change in Control is in excess of the “target” level but less than the “maximum” level with respect to a particular performance metric, a number of Shares determined by applying linear interpolation between the “target” level and the “maximum” level of such performance metric will become vested, and (iii) if actual performance measured as of the date of such Change in Control is equal to or greater than the “maximum” level with respect to a particular performance metric, all Shares subject to such performance metric will become vested. In addition, in the event actual performance measured as of the date of such Change in Control is less than the “maximum” level with respect to a particular performance metric, the Committee may determine, in its sole discretion, to provide for further acceleration. For purposes of this Section 2.1(b), if complete fiscal year data is not available as of the date of such Change in
104613083.5

Control, the Committee will determine performance through the date of such Change in Control based on the partial fiscal year results notwithstanding the measurement on each Reporting Date in the Vesting Schedule attached as Attachment 1.
c.    In the event that Executive’s employment with the Company is terminated following the Grant Date because of either (i) Executive’s death, (ii) Executive’s Disability, (iii) a termination by the Company without Cause (as defined in that certain Amended and Restated Employment Agreement by and between the Company and Executive dated June 8, 2021 (the “Employment Agreement”), or (iv) a termination by Executive for Good Reason (as defined in the Employment Agreement), the performance metrics set forth in the Vesting Schedule will be measured as of the date of such termination using linear interpolation between each level of each performance metric (threshold, low target, target and maximum) to determine the Shares, if any, that vest as of the date of such termination. For purposes of this Section 2.1(c), if complete fiscal year data is not available as of the date of such termination, the Committee will determine performance through the date of such termination based on the partial fiscal year results notwithstanding the measurement on each Reporting Date in the Vesting Schedule attached as Attachment 1.
d.    In the event that Executive’s employment with the Company is terminated prior to the vesting of all Shares for any reason other than as described in section 2.1(c) above, Executive will forfeit all right to any unvested Shares.
b.Restriction on Transfer. Until the Shares are vested, the Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.
SECTION 3.DELIVERY OF COMMON SHARES.
Subject to satisfaction of any tax withholding obligation described in Section 5 below, Shares that are no longer subject to forfeiture will be transferred and delivered to the Executive as soon as administratively practicable after the date on which they vest in accordance with Section 2.1. Upon the vesting of the Shares, the prohibition against the sale or transfer of such Shares will be lifted, and such Shares may be treated as any other Common Shares, subject to any restrictions on transfer that may be applicable under federal securities laws.
SECTION 4.STOCKHOLDER RIGHTS.
a.Stock Register and Certificates. The Shares will be recorded in the stock register of the Company in the name of Executive. The Shares will be evidenced by one or more stock certificates (which shall remain in the custody of the Company) or will be credited to an electronic book-entry account maintained by the Company on behalf of Executive, and such certificate(s) or book entry (as applicable) will appropriately record the terms, conditions, and restrictions applicable to such Shares. To the extent certificates are issued with respect to the Shares, the Company will retain physical possession of such certificates, and Executive shall deposit with the Company a Stock Assignment Separate from Certificate in the form attached hereto as Attachment 2, endorsed in blank, so as to permit retransfer to the Company of all or a
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portion of the Shares that are forfeited or otherwise do not become vested in accordance with the Plan and this Agreement.
b.Exercise of Stockholder Rights. Executive shall have the right to vote the Shares (to the extent of the voting rights of said Shares, if any) and to exercise all other rights, powers and privileges of a holder of Common Shares with respect to such Shares, except as set forth in this Agreement and the Plan.
c.Dividends and Distributions. Executive will be entitled to receive and retain all regular cash dividends and such other distributions, as the Board may, in its discretion, designate, pay or distribute on such Shares, if and when any such dividends or distributions are payable on Common Shares to shareholders of record after the Grant Date (unless and until the Shares are forfeited). Notwithstanding the foregoing, any such dividends or distributions declared shall be accumulated and paid at the time (and to the extent) that the Shares vest (or forfeited at the time that the Shares are forfeited), but in no event later than two-and-a-half months following the end of the calendar year in which the vesting occurs.
d.Legends. Certificates, if any, representing the Shares will contain the following or other legends in the Company’s discretion:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON AND OBLIGATIONS WITH RESPECT TO TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.
SECTION 5.RESPONSIBILITY FOR TAXES.
a.Section 83(b) Election. Executive may complete and file with the Internal Revenue Service an election pursuant to Code Section 83(b) to be taxed currently on the fair market value of the Shares without regard to the vesting restrictions set forth in this Agreement. Executive shall promptly notify the Company of any such election and shall be responsible for all taxes associated with the acceptance of the transfer of the Shares, including any tax liability associated with the representation of Fair Market Value of the Shares if the election is made pursuant to Code Section 83(b).
b.Withholding. In accordance with Article 15 of the Plan, Executive agrees to make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan under applicable federal, state, local or foreign law. The Company in its discretion may permit Executive to satisfy all or part of Executive’s withholding or income tax obligations by having the Company withhold all or a portion of the Shares that otherwise would be issued to Executive on vesting.
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SECTION 6.MISCELLANEOUS.
a.Not an Employment Contract. This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of Executive to remain in the service of the Company in any capacity, or of the Company to continue Executive’s service in any capacity.
b.Effect on Employee Benefits. Executive agrees that the Shares will constitute special incentive compensation that will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan of the Company unless so provided in such plan.
c.Further Assurances. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
d.Entire Agreement. This Agreement, including any exhibits, and the Plan together constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings of the parties. This Agreement may be amended only as provided in the Plan.
e.No Guarantee of Future Awards. This Agreement does not guarantee Executive the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.
f.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.
g.Counterparts. This Agreement may be signed in two counterparts, each of which will be an original, but both of which will constitute one and the same instrument.
h.Incentive Compensation Recoupment. Notwithstanding anything in the Plan or in this Agreement to the contrary, the Shares shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be adopted and/or amended from time to time.
[Signature Page Follows]
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE	HESKA CORPORATION
a Delaware corporation

/s/ Kevin Wilson	By: /s/ Scott W. Humphrey
Kevin Wilson	Name: Scott W. Humphrey
Title: Chair of the Board
Acting with Authority of the Board in its Entirety

Attachment 1
VESTING SCHEDULE
The Shares are subject to the following vesting restrictions:
a.Revenue Vesting. Subject to the terms and conditions of this Agreement, up to 90,000 Shares shall vest based on the achievement of the Revenue-Vesting Thresholds listed below (collectively, the “Revenue-Vesting Shares”) on the applicable Revenue-Vesting Date(s). For purposes of this Agreement, a “Revenue-Vesting Threshold” will be achieved on each Reporting Date that the Company’s Revenue for the preceding fiscal year first equals or exceeds the following threshold(s): (A) with respect to 10,000 of the Revenue-Vesting Shares, $ (threshold), (B) with respect to 10,000 of the Revenue-Vesting Shares, $ (low target), (C) with respect to 10,000 of the Revenue-Vesting Shares, $ (target), and (D) with respect to 60,000 of the Revenue-Vesting Shares, $ (maximum). Notwithstanding any provision of this Agreement to the contrary, all Revenue-Vesting Shares that do not vest pursuant to this paragraph on or before the Outside Date will be forfeited.
b.Gross Margin Vesting. Subject to the terms and conditions of this Agreement, up to 45,000 Shares shall vest based on the achievement of the Margin-Vesting Thresholds listed below (collectively, the “Margin-Vesting Shares”) on the applicable Margin Vesting Date(s). For purposes of this Agreement, a “Margin-Vesting Threshold” will be achieved on each Reporting Date that the Company’s consolidated Gross Margin for the preceding fiscal year first equals or exceeds the following threshold(s): (A) with respect to 5,000 of the Margin-Vesting Shares, (threshold), (B) with respect to 5,000 of the Margin-Vesting Shares, (low target), (C) with respect to 5,000 of the Margin-Vesting Shares,         (target), and (D) with respect to 30,000 of the Margin-Vesting Shares,        (maximum). Notwithstanding any provision of this Agreement to the contrary, all Margin-Vesting Shares that do not vest pursuant to this paragraph on or before the Outside Date will be forfeited.
c.EBITDA Vesting. Subject to the terms and conditions of this Agreement, up to 45,000 Shares shall vest based on the achievement of the EBITDA-Vesting Thresholds listed below (collectively, the “EBITDA-Vesting Shares”) on the applicable EBITDA-Vesting Date(s). For purposes of this Agreement, a “EBITDA-Vesting Threshold” will be achieved on each Reporting Date that the Company’s Adjusted EBITDA Margin for the preceding fiscal year first equals or exceeds the following threshold(s): (A) with respect to 5,000 of the EBITDA-Vesting Shares,      (threshold), (B) with respect to 5,000 of the EBITDA-Vesting Shares, (low target), (C) with respect to 5,000 of the EBITDA-Vesting Shares, (target), and (D) with respect to 30,000 of the EBITDA-Vesting Shares, (maximum). Notwithstanding any provision of this Agreement to the contrary, all EBITDA-Vesting Shares that do not vest pursuant to this paragraph on or before the Outside Date will be forfeited.

d.Financial Statement Restatement. Notwithstanding any provision of this Agreement to the contrary, the Shares shall be subject to the terms and conditions of this Section in the event that the Company issues a restatement of its audited financial statements (a “Restatement”) after any portion of the Shares has vested. If any portion of the Shares vests based on achievement of a Revenue-Vesting Threshold, a Margin-Vesting Threshold, and/or an EBITDA-Vesting Threshold and within three years thereafter the Company issues a Restatement affecting Revenue, Gross Margin or Adjusted EBITDA Margin for the corresponding fiscal year such that any Revenue-Vesting Threshold, Margin-Vesting Threshold, and/or EBITDA-Vesting Threshold would not have been met, then the corresponding portions of the Shares shall be deemed not to have vested. If any portion of the Shares is deemed not to have vested pursuant to the foregoing sentence (an “Unearned Grant”), then Employee shall either (x) promptly return the Shares comprising the Unearned Grant to the Company or (y) if Employee has sold such Shares, pay to the Company within one year from the date of the corresponding Restatement an amount equal to the proceeds Employee received from any sale of such Shares not returned by Employee pursuant to the foregoing clause (x). For the avoidance of doubt, if any portion of the Shares is deemed not to have vested as a result of a Restatement in accordance with this paragraph, such unvested portion will remain eligible for vesting on the terms and conditions of this Agreement for the remainder of the vesting periods set forth herein. In addition to the foregoing, Employee’s compensation and equity awards shall remain subject to any applicable law (including, without limitation, Section 302 of the United States Sarbanes-Oxley Act and Section 954 of the United States Dodd-Frank Act) or regulation in effect from time to time.
e.Definitions.
i.Adjusted EBITDA Margin. For purposes of this Agreement, “Adjusted EBITDA Margin” means for any fiscal year, the adjusted EBITDA margin, determined on a consolidated basis for the Company and its subsidiaries, as reported in the Company’s Annual Report on Form 10-K.
ii.EBITDA-Vesting Date. For purposes of this Agreement, “EBITDA-Vesting Date” will be the later of (A) the Reporting Date on which the applicable EBITDA-Vesting Threshold is achieved or (B) the Reporting Date in 2023.
iii.GAAP. For purposes of this Agreement, “GAAP” means United States generally-accepted accounting principles.
iv.Gross Margin. For purposes of this Agreement, “Gross Margin” means for any fiscal year, total gross margin, determined on a consolidated basis in accordance with GAAP for the Company and its subsidiaries, based on the Financial Report for such year.
v.Margin-Vesting Date. For purposes of this Agreement, “Margin-Vesting Date” will be the later of (A) the Reporting Date on which the applicable Margin-Vesting Threshold is achieved or (B) the Reporting Date in 2023.

vi.Outside Date. For purposes of this Agreement, “Outside Date” means the fifth anniversary of the Grant Date.
vii.Reporting Date. For purposes of this Agreement, “Reporting Date” means the date in each fiscal year that the Company’s independent public accountants issue their Financial Report on the Company’s financial statements for the preceding fiscal year (each, a “Financial Report”).
viii.Revenue. For purposes of this Agreement, “Revenue” means for any fiscal year, total revenue, net, determined on a consolidated basis in accordance with GAAP for the Company and its subsidiaries, based on the Financial Report for such year.
ix.Revenue-Vesting Date. For purposes of this Agreement, “Revenue-Vesting Date” will be the later of (A) the Reporting Date on which the applicable Revenue-Vesting Threshold is achieved or (B) the Reporting Date in 2023.

Attachment 2
ASSIGNMENT SEPARATE FROM CERTIFICATE
FOR VALUE RECEIVED, I, _____________________, hereby sell, assign and transfer unto  _________ (________ ) shares of the common stock, par value $0.01 per share, of Heska Corporation, standing in my name on the books of said corporation represented by Certificate No. ___________ herewith and do hereby irrevocably constitute and appoint                          to transfer said stock on the books of the within-named corporation with full power of substitution in the premises.
Dated: ____________, 20__.
                        Signature:

This Assignment Separate from Certificate was executed in conjunction with the terms of a Restricted Stock Grant Agreement between the above assignor and Heska Corporation, dated __________ __, 20__.

Instruction:    Please do not fill in any blanks other than the signature line.

Attachment 3
EXCLUSIONS FROM WORK PRODUCT

EXHIBIT C
Form of Separation Agreement and Release of Claims

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”) is made between (i) Kevin Wilson (“Employee”) and (ii) Heska Corporation (the “Company”). Employee and the Company are referred to collectively as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, Employee was employed at the Company’s headquarters:
WHEREAS, Employee and the Company entered into an Amended and Restated Employment Agreement made effective as of June 8, 2021 (the “Employment Agreement”);
WHEREAS. Employee’s employment with the Company terminated effective _____________________ (the “Termination Date”).
WHEREAS, Employee’s termination is a termination by the Company without Cause (as defined in the Employment Agreement) or by Employee for Good Reason (as defined in the Employment Agreement), entitling Employee to certain payments and benefits under Section 6 of the Employment Agreement;
WHEREAS, the Parties wish to resolve fully and finally any potential disputes regarding Employee’s employment with the Company and any other potential disputes between the Parties, including the extent to which the Employment Agreement survives after the termination of Employee’s employment; and
WHEREAS, in order to accomplish this end the Parties are willing to enter into this Agreement.
NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:
TERMS
1.Effective Date, This Agreement shall become effective on the eighth day after Employee signs this Agreement (the “Effective Date”), so long as Employee does not revoke this Agreement as provided below. Employee’s Termination Date will not change regardless of whether this Agreement becomes effective on the Effective Date.
2.Consideration for Release and Payment Terms.
(a)Pursuant to Section 6 of the Employment Agreement, the Company shall, as consideration for Employee’s release and promises set forth in this Agreement, pay Employee additional compensation that Employee would not be entitled to otherwise.

(b)After the Effective Date and on the express condition that Employee has not revoked this Agreement, the Company will pay Employee a severance payment in the total sum of ___________________________ (SXXXX.00), less applicable deductions and withholdings, to be paid as follows: ________________________________. This amount represents the equivalent of ____________________________ as agreed in Section 6 of the Employment Agreement. Payment will be mailed to Employee’s residence address payable to “_____________” or directly deposited to the Employee’s financial institution as soon as is administratively feasible.
(c)Medical and Dental Benefits. Provided that Employee timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and further provided that Employee executes this Agreement and does not revoke Employee’s acceptance of the Agreement as provided below, the Company shall pay for the time period beginning ___________________ and ending ___________________, the premiums for the COBRA coverage elected by Employee. After the Employee elects COBRA coverage, the Company will make the payments for the coverage during the time period designated above directly to the insurance carrier; provided, however, that if Employee ceases to be eligible for COBRA, the Company shall pay to Employee a lump sum amount equal to (i) _____ less the number of months of COBRA that have previously been provided for as of such date, multiplied by (ii) the amount of the COBRA premiums paid in the final month of COBRA eligibility. Employee shall notify the Company immediately upon Employee’s acceptance of employment with another employer.
(d)Reporting and Withholding. Reporting of and withholding on any payment under this Paragraph 2 for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment pursuant to this Paragraph, Employee shall pay any such claim within 30 days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees penalties, and/or interest, which are or become due from the Company.
(e)Cessation of Payments in the Event of Violation of Non-Competition and Non-Solicitation Clauses. The severance benefits in Paragraphs 2(b) and 2(c) above are conditioned upon Employee’s compliance with the restrictive covenants set forth in Sections 7(b) and 7(c) of the Employment Agreement (the “Restrictive Covenants”), which terms survive and continue in force as explained in Paragraph 19 of this Agreement. In the event that Employee violates the Restrictive Covenants, all continuing payments and benefits to which Employee would otherwise be entitled pursuant to this Paragraph 2 will cease immediately.
3.General Release
(a)Employee, for Employee, and for Employee’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates. attorneys, and representatives, voluntarily, knowingly, unequivocally, unconditionally and intentionally releases and discharges (i) the Company and its predecessors, successors, parents, subsidiaries, affiliates and assigns, and (ii) each of their respective officers, directors, principals, shareholders, agents, attorneys, board members and employees (the “Released Parties”) from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).
(b)The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts or omissions by the Released Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties and claims under any severance plan (except as provided herein); (iv) any stock or stock option grant, agreement or plan; (v) all federal, state and municipal statutes, ordinances and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Colorado Anti-Discrimination in Employment Act, seq., or any other federal, state or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or any similar provision of state or local income tax law; and (viii) any claim which was or could have been raised by Employee.
The Agreement does not, however, limit or otherwise affect Employee’s right to file a charge or complaint with the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), the Securities and Exchange Commission (SEC) or any other federal, state, or local government agency or commission (“Government Agency”). Employee further understands that this Agreement does not limit his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award from a Government Agency for information Employee provides.

(c)The General Release in this Agreement does not apply to claims under federal, state or local law (statutory, regulator, or otherwise) that may not be lawfully waived and released, including but not limited to vested retirement benefits (if any), COBRA rights, unemployment compensation and workers’ compensation.
4.Confidential Information
(a)For the purposes of this Agreement, “Confidential Information” shall include, without limitation, any information relating to or pertaining to the Company, such as the whole or any portion or phase of (i) any proprietary information or Trade Secrets (defined below); (ii) any scientific, technical, business or financial information; (iii) any marketing information, business development information, prospect information or marketing analysis or plans; (iv) any customer information, lists, contacts or needs; (v) any contracts, agreements or leases; (vi) any discoveries, inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, projects or plans; (vii) any proposals, strategies, concepts, analyses, surveys, ideas, research, data, databases, reports, manuals, manuscripts, articles or records; and (viii) any other business or corporate documents related to Company business. The Company’s “Trade Secrets” include, without limitation, the Company’s marketing strategies, financial information, customer and client information, projects, plans, proposals and business strategies (including potential new business opportunities and divisions). All Confidential Information identified above shall be treated as Confidential Information regardless of whether it pertains to the Company, its affiliates, subsidiaries or parents, or their customers. The list set forth above is not intended by the Company to be a comprehensive list of Confidential Information.
(b)Employee acknowledges the success of the Company depends in large part on the protection of the Company’s Confidential Information. Employee further acknowledges that, in the course of Employee’s employment with the Company, Employee became familiar with the Company’s Confidential Information. Employee recognizes and acknowledges that the Company’s Confidential Information is a valuable, special and unique asset of the Company’s business, access to and knowledge of which were essential to the performance of Employee’s duties. Employee acknowledges use or disclosure of the Confidential Information outside the performance of Employee’s job duties for the Company would cause harm and/or damage to the Company.
(c)Employee agrees that Employee will not, directly or indirectly, disclose any Confidential Information to any person, firm, business, company, corporation, association or any other entity for any reason or purpose whatsoever. Employee also agrees that Employee has not and will not use, directly or indirectly, any Confidential Information for Employee’s own purposes or for the benefit of any person, firm, business, company, corporation or any other entity (except the Company) under any circumstances. Employee has considered and treated, and shall consider and treat, as confidential all Confidential Information in any way relating to the Company’s business and affairs, whether created by Employee or otherwise coming into Employee’s possession before, during or after the Termination Date. Employee shall not use or attempt to use any Confidential Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to the Company, its affiliates, subsidiaries, parents or customers. Employee agrees all such Confidential Information shall be and remain the sole and exclusive property of the Company.
5.Remedies.
(a)Injunctive Relief. Employee acknowledges that any breach of Paragraph 4 or the surviving provisions of the Employment Agreement referenced in Paragraph 19 below will cause the Company to suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Company. Employee agrees that upon breach or threat of imminent breach of any obligation under Paragraphs 4, 5, and/or 19 of this Agreement, the Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief without posting any bond or other security, and that Employee shall not oppose entry of any of these measures. This Paragraph 5(a) shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the Colorado law governing this Agreement, including the right to seek damages from Employee.
(b)Attorneys’ Fees. In the event of any controversy, claim, or dispute between the Parties affecting or relating to Paragraphs 4, 5, and/or 19 of this Agreement and the Company is required to defend its actions or seek enforcement of the Agreement, the Company shall be entitled to recover all of its attorneys’ fees and costs if the Company is successful in its defense or enforcement action.
(c)Separate Provisions. Employee agrees the provisions of Paragraphs 4, 5, and 19 of this Agreement are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim by Employee that the Company has violated or breached this Agreement.
6.Return of Company Property. Employee represents and warrants that Employee returned all Company property to the designated Company representative on or before Employee’s Termination Date, unless otherwise agreed upon. This property includes, but is not limited to, Company documents and files (in any recorded media, such as papers, computer disks, copies, transparencies and microfiche), materials, keys, credit cards, laptops, computer disks and badges.
7.Unknown Facts. The releases in this Agreement include, but are not limited to, claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows to be or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.
8.Confidentiality of Agreement. Employee agrees to keep this Agreement confidential and will not disclose the existence or the terms of this Agreement to anyone except to Employee’s immediate family, accountants legal or financial advisors, as part of an investigation or proceeding conducted by any Government Agency, or as otherwise appropriate or necessary as required by law or court order. To the extent that Employee does disclose the existence or terms of this Agreement to Employee’s immediate family, accountants, or legal or financial advisors, Employee must advise them that they must not disclose the existence or terms of this Agreement to any person or entity. However, nothing contained herein precludes any individual from communicating with any Government Agency. If compulsory disclosure is required by a Government Agency, Employee shall provide the Company immediate notice of the compulsory process and afford the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Employee’s employment and this matter, Employee shall state, “My employment with the Company has ended” and nothing more.
9.No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
10.ADEA and Older Workers Benefit Protection Act Release
In addition to the General Release contained in Section 3, Employee knowingly, voluntarily, and irrevocably discharges and releases the Released Parties from any claims arising under the Age Discrimination in Employment Act (ADEA). Employee acknowledges that Employee has been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 that:
(a)Employee is advised to consult with an attorney before signing this Agreement.
(b)Employee does not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this Agreement is executed.
(c)Employee has 21 days from the date of receipt of this Agreement to consider this Agreement. Employee acknowledges that if Employee signs this Agreement before the end of the 21-day period, it will be Employee’s personal, voluntary decision to do so and that Employee has not been pressured to make a decision sooner.
(d)Employee has seven days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired. If mailed, the rescission must be postmarked within the seven-day period, properly addressed to:
Heska Corporation
Attn. Human Resources Department
3760 Rocky Mountain Avenue
Loveland, CO 80538
(e)This Agreement shall not be effective or enforceable, and no payments or benefits under this Agreement shall be provided to Employee, until after the seven-day revocation period has expired. Employee understands that Employee will not receive any settlement payment if Employee voids Employee’s signature or revokes this Agreement.
11.Representations and Warranties. Employee represents and warrants as follows:
(a)Employee has read this Agreement and agrees to the conditions and obligations set forth in it;
(b)Employee voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company, including, without limitation, the officers, directors, board members, committee members, employees, agents and attorneys for the Company;
(c)Employee has no knowledge of the existence of any lawsuit, charge or proceeding against the Company or any of its officers, directors, board members, committee members, employees or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge or proceeding has been filed, Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding;
(d)Employee has not previously disclosed any information which would be a violation of the confidentiality provisions set forth herein if such disclosure were to be made after the execution of this Agreement;
(e)Employee has full and complete legal capacity to enter into this Agreement;
(f)Employee admits, acknowledges, and agrees that absent execution of this Agreement, Employee is not otherwise entitled to the amounts and other consideration set forth in Paragraph 2, which are good and valuable consideration for this Agreement. Employee further admits, acknowledges, and agrees that pursuant to Section 7(a) of the Employment Agreement. Employee is not entitled to any severance payment under Section 6 of the Employment Agreement unless this Agreement becomes effective; and

(g)Upon payment of the amounts set forth in Section 2 of this Agreement, Employee further admits, acknowledges, and agrees that Employee has been fully and finally paid all wages, compensation, vacation, bonuses, stock, stock options, or other benefits from the Company which are or could be due to Employee under the terms of Employee’s employment with the Company or otherwise.
12.No Application. Employee agrees that Employee will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its successors or affiliates. Employee warrants that no such applications are pending at the time this Agreement is executed.
13.Non-Disparagement. Employee agrees not to make to any person any statement that disparages the Company or reflects negatively upon the Company, including, without limitation, statements regarding the Company’s financial condition, business practices, employment practices, or its predecessors, successors, parents, subsidiaries, officers, directors, employees, affiliates, agents, or representatives.
14.Cooperation. Employee agrees to reasonably cooperate, at the expense of the Company, with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Employee will make Employee reasonably available for preparation for, and attendance of, hearings, proceedings, or trial, including pretrial discovery and trial preparation. Employee further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Paragraph.
15.Section 409A. This Agreement is intended to comply with Section 409A and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Employee shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.
16.Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid or unenforceable, such provision shall be limited so as to affect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company of this Agreement.
17.Enforcement. The General Release contained herein does not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

18.Entire Agreement. This Agreement, the Company’s stock plans, any stock agreements, and the provisions of the Employment Agreement identified in Paragraph 19 below constitute the entire agreement between the Parties and supersede and modify any and all prior agreements. This Agreement cannot be modified except in writing signed by all Parties.
19.Survival of Provisions in Employment Agreement: The Employment Agreement contains obligations that continue to remain in force until the expiration date set forth in the relevant provision. Notwithstanding Paragraphs 3 and 18 of this Agreement, the following provisions are not superseded by this Agreement, are valid and enforceable, and will continue in full force and effect as set forth below: Section 7(b) (Non-Competition) will remain in force and effect for [24 // 36] months following the Termination Date; Section 7(c) (Non-Solicitation) will remain in force and effect for [24 // 36] months following the Termination Date; Section 7(d) will remain in force and effect until the Sections 7(b) and 7(c) expire; and all of the following provisions will remain in force and effect following the Termination Date according to their terms: Sections 3(c)(v) (Restatement), 8(d) (Competition [defined]), 11 (Notices), 13 (Integration), 14 (Interpretation), 15 (Waivers), 16 (Severability), 17 (Taxes), 18 (Section 409A), 19 (Governing Law; Waiver of Jury Trial), 20 (Counterparts), 21 (Arbitration; Attorneys’ Fees) and 22 (Survival) of the Employment Agreement.
20.Venue, Applicable Law, and Submission to Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue and jurisdiction will be in the Colorado state or federal courts.
21.Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.
22.Assignment. The Company may assign its rights under this Agreement. Employee cannot assign Employee’s rights under this Agreement without the written consent of the Company. No other assignment is permitted except by written permission of the Parties.
23.Counterparts. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the Parties have executed this Separation and Release Agreement on the dates written below.
Employee has carefully read the above and executes it voluntarily, fully understanding and accepting the provisions of this Agreement in its entirety and without reservation after having had sufficient time and opportunity to consult with legal advisors prior to executing this Agreement. Employee has been advised to consult with an attorney prior to executing this Agreement. In agreeing to sign this Agreement, Employee has not relied on any statements or explanation made by the Company. Employee has had at least 21 days to consider this Agreement. Employee understands that if he does not return this Agreement signed by him to the Company upon the expiration of the 21-day consideration period, this offer will expire. Employee understands that he may revoke and cancel the Agreement within seven days after signing it by serving written notice upon Company.

EMPLOYEE ____________________________________ Kevin Wilson _____________________________________ Date	HESKA CORPORATION _____________________________________ By: Title: _____________________________________ Date